Exhibit 99.1

Owens-Illinois Negotiating to Acquire BSN Glasspack

TOLEDO, Ohio, Feb. 18, 2004 — Owens-Illinois, Inc. (NYSE: OI) today announced that it has entered into exclusive negotiations to acquire BSN Glasspack, S.A., the second largest glass container manufacturer in Europe, from Glasspack Participations, a company controlled by investment funds advised by CVC Capital Partners Europe.

Total consideration for the acquisition would be approximately 1,160 million euros (US$1,460 million)(1) in cash, including the assumption of debt.  The parties expect to reach an agreement shortly.  BSN will initiate consultations immediately with the appropriate employee works councils in accordance with applicable labor laws.  The acquisition would be subject to regulatory approval, with the closing expected in the second quarter of 2004 assuming satisfactory completion of these steps.

BSN owns and operates 19 plants located in France, Germany, the Netherlands and Spain, principally serving the wine and spirits, other beverages including beer, and specialty food industries.

Thomas L. Young, Owens-Illinois interim co-chief executive officer and chief financial officer, said, “By combining BSN with our existing European operations, we would create Europe’s largest glass container company, augmenting our existing number one positions in North America, South America and Australia.  This acquisition would be a meaningful step in our strategy to focus on the competitive strengths of our global glass container businesses.”

For 2003, BSN has reported preliminary unaudited net sales of approximately 1,270 million euros (US$1,598 million)(1) and recurring EBITDA of approximately 201 million euros (US$252 million)(1).  Based on these results, the BSN acquisition would increase O-I’s worldwide glass container sales by approximately 38 percent.  The Company expects the transaction to be accretive to earnings and cash flow in the first year, before synergies.

Terry L. Wilkison, interim co-chief executive officer of the Company, said “BSN is a well-run company with strong management, excellent production facilities, a history of high-quality manufacturing and a strong customer base across Europe.  Having licensed O-I technology since 1957, BSN would be an ideal addition to the O-I family.”

The acquisition of BSN would generate several key benefits, including the following:

•                  Expand O-I’s global glass franchise, making the Company the number one glass container manufacturer on four continents;

•                  Integrate an existing technology licensee, resulting in increased production efficiencies and operational savings;

•                  Add to the Company’s European customer base and improve O-I’s ability to serve its multinational customers; and

•                  Provide opportunities to apply O-I’s best-in-class manufacturing practices and extend the global cost savings initiatives already being implemented elsewhere within the Company.

Regarding the Company’s goals of increased cash flow and debt reduction, Mr. Young said, “While the acquisition of BSN would increase O-I’s total debt in the short run, we believe that the Company’s improvement initiatives for its core businesses combined with the cash flow and earnings accretion from this acquisition should reduce indebtedness over time.  Also, as previously announced, the Company has retained advisors to conduct a strategic review of our blow-molded plastics operations.  One possible outcome of this strategic review could be a decision to sell blow-molded plastics, which would provide another means to reduce indebtedness.”

Owens-Illinois is advised in the transaction by Citigroup Global Markets Inc.

Conference Call

Owens-Illinois will host a conference call today at 11:00 a.m. EST to discuss the details of this proposed acquisition.  A live webcast and a replay of the conference call will be available at the Owens-Illinois web site, http://www.o-i.com. The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (International) by 10:50 a.m. (Eastern Time).  Ask for the Owens-Illinois conference call.  A replay of the call will be available from approximately 2:00 p.m. EST on February 18 through February 27.  In addition to the Owens-Illinois web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International).  The conference ID number to access the replay is 5651931.

About O-I

Owens-Illinois is the largest manufacturer of glass containers in North America, South America, Australia and New Zealand, and one of the largest in Europe. Owens-Illinois also is a worldwide manufacturer of plastics packaging with operations in North America, South America, Europe, Australia and New Zealand. Plastics packaging products manufactured by Owens-Illinois include consumer products (blow molded containers, injection molded containers and closures and dispensing systems) and prescription containers.  O-I reported net sales of US$6.0 billion for the year ended December 31, 2003.

About BSN

BSN is the second largest glass container manufacturer in Europe with 19 plants, 40 furnaces and 129 glass lines.  BSN supplies glass containers primarily to the wine and spirits, other beverages including beer, and specialty food industries.  Headquartered in Paris, BSN has approximately 6,400 employees and manufacturing facilities in France, Germany, Spain and the Netherlands.

Forward-looking statements

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the timing of the acquisition of BSN, (2) foreign currency fluctuations relative to the U.S. dollar, (3) changes in capital availability or cost, including interest rate fluctuations, (4) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (5) consumer preferences for alternative forms of packaging, (6) fluctuations in raw material and labor costs, (7) availability of raw materials, (8) costs and availability of energy, (9) transportation costs, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward looking statements contained in this news release.

Footnotes

(1) Amount translated using an exchange rate of US$1.2582 per euro.  If translated at the 2003 average exchange rate of US$1.1399 per euro, the total consideration would have been US$1,322 million, net sales would have been US$1,448 million, and recurring EBITDA would have been US$229 million.

Additional Information

The reconciliation of BSN’s preliminary unaudited recurring EBITDA to net earnings for 2003 (both reported in accordance with International Financial Reporting Standards) along with an overview of the acquisition is available at the Owens-Illinois web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

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CONTACT:  OWENS-ILLINOIS, Sara Theis, 419-247-1297

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at www.o-i.com; or at www.prnewswire.com.